                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check One): [ ]  Form 10-K   [ ] Form 20-F   [X]  Form 10-Q    [ ]  Form N-SAR

  For Period Ended:           June 30, 1997
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  [ ] Transition Report on Form 10-K
  [ ] Transition Report on Form 20-F
  [ ] Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
  [ ] Transition Report on Form N-SAR

  For the Transition Period Ended:
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A
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PART I - REGISTRANT INFORMATION

                          UNITED STATES PROPERTIES INC.
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Full Name of Registrant


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Former Name if Applicable

000-22691
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Commission File Number

One Montage Mountain Road
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Address of Principal Executive Office (Street and Number)

Moosic, Pennsylvania 18507
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

   During the second quarter and into the third quarter, the Company was engaging in two real estate acquisition transactions whereby in one case it acquired and in the other case agreed to acquire certain real estate for shares of its common stock. Questions between the Registrant and its auditors about the valuation of the restricted shares issued in the transactions, one for the acquisition and the other into an escrow account, delayed the completion of the financial statements for the second quarter until the filing could not be timely made. The filing is now being made contemporaneously with the filing of this form.

                                               (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

   Andreas V. Kissal                 212                 759-2025
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     (Name)                       (Area Code)        (Telephone Number)


     (2)  Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange Act of
          1934 or Section 30 of the Investment Company Act of
          1940 during the preceding 12 months or for such
          shorter period that the registrant was required to
          file such report(s) been filed?  If answer is
          no, identify report(s).                               [X] Yes [ ] No

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     (3)  Is it anticipated that any significant change
          in results of operations from the corresponding
          period for the last fiscal year will be
          reflected by the earnings statements to be
          included in the subject report or portion
          thereof?                                              [ ] Yes [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         UNITED STATES PROPERTIES, INC.
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                (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  August 15, 1997                    By  /s/ Andreas V. Kissal
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                                             Andreas V. Kissal